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                                                                                                            EXHIBIT 11

                       UNITED TECHNOLOGIES CORPORATION AND SUBSIDIARIES
            Computations of Basic Earnings Per Share and Diluted Earnings Per Share

                          For the Five Years Ended December 31, 1999
                        (Millions of Dollars, except per share amounts)

                                                            1999         1998         1997          1996           1995

Net Income                                             $    1,531   $    1,255  $      1,072  $        906  $        750

ESOP Convertible Preferred Stock dividend                     (33)         (33)          (32)          (30)          (27)

Basic earnings for period                               $   1,498   $    1,222  $      1,040           876           723

ESOP Convertible Preferred Stock adjustment                    28           28            27            24            21

Diluted earnings for period                            $    1,526   $    1,250  $      1,067  $        900  $        744


Basic average number of shares outstanding during the
  period (thousands)                                      465,611      455,534       468,886       482,908       491,284

Stock awards (thousands)                                   13,806       11,944        11,756         9,754         5,950
ESOP Convertible Preferred Stock (thousands)               27,287       27,282        26,468        24,550        21,778

Diluted average number of shares outstanding during
  the period (thousands)                                  506,704      494,760       507,110       517,212       519,012


Basic earnings per common share                        $     3.22   $     2.68  $       2.22  $       1.81  $       1.47

Diluted earnings per common share                      $     3.01   $     2.53  $       2.10  $       1.74  $       1.43

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